Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

Safeco Repurchases 10.2 Million Shares

SEATTLE – (Nov. 7, 2006) — Safeco (NASDAQ: SAFC) today announced it has repurchased 10.2 million shares, or approximately 8.8 percent, of its outstanding common stock through an Accelerated Share Repurchase (ASR) program. The shares were purchased from a dealer (Lehman Brothers) at $58.75 per share, for a total cost of approximately $600 million.

“We remain committed to returning excess capital to our shareholders,” said Paula Rosput Reynolds, Safeco president and chief executive officer. “The current buyback program is the right discipline in the current market environment and reflective of Safeco’s continued profitability and strong capitalization.”

In connection with this ASR program, the dealer will purchase shares of Safeco common stock in the market over the next several months. The program is expected to be completed within an approximate window of four-to-six months. Approximately $400 million of the shares purchased under the ASR program are subject to a cap, a mechanism that sets a maximum price for shares repurchased.

At the conclusion of the dealer’s purchase period, the ASR program will be settled with Safeco either receiving or paying a price adjustment based on the price of Safeco’s shares purchased in the market by the dealer. Safeco will receive a price adjustment if the total volume-weighted average share price during the purchase period, less a specified discount, is less than the amount paid by Safeco on Nov. 6, 2006, and will pay a price adjustment, subject to the cap, if the total volume-weighted average share price during the purchase period, less a specified discount, is more than the amount paid by Safeco on Nov. 6, 2006. The price adjustment may be made in shares or cash, at Safeco’s election.

No trading activity has occurred in the public market related to these actions before issuance of this press release.

In the first nine months of 2006, Safeco repurchased 10.4 million shares, or 8.5 percent, of its outstanding common stock for $562 million. On Nov. 2, 2006, Safeco announced that its board of directors had increased the company’s share repurchase authorization to 15 million shares. Following execution of the current ASR program, approximately 4.8 million shares will remain available for repurchase under board-approved programs.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and mid-sized businesses principally through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.

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FORWARD-LOOKING INFORMATION CONTAINED IN THIS NEWS RELEASE IS SUBJECT TO RISK AND UNCERTAINTY

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to Safeco’s anticipated financial performance, business prospects and plans, and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business and the results of our ASR program, including any price adjustment, are subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including but not limited to changes in general economic and business conditions in the insurance industry, and changes in our business strategies. Additional information on factors that may impact these forward-looking statements can be found in Item 1A “Risk Factors” in our 2005 Annual Report on Form 10-K.